Exhibit 99.1

Press Release Dated October 19, 2016

NEWS RELEASE

October 19, 2016

Farmers Capital Bank Corporation Announces Third Quarter Earnings

Frankfort, Kentucky – Farmers Capital Bank Corporation (NASDAQ: FFKT) (the “Company”) reported net income of $4.3 million or $.58 per common share for the third quarter and $14.1 million or $1.87 per common share for the first nine months of 2016. Net income for the current quarter increased $768 thousand or 21.6% compared with the current-year second quarter, which represents an increase of $.11 per common share.

Compared to their respective year ago periods, net income increased $492 thousand or 12.8% for the current quarter and $2.7 million or 23.2% for the first nine months. On a per common share basis, net income increased $.07 or 13.7% when compared with the prior-year third quarter and $.40 or 27.2% in the nine-month comparison. Per common share earnings in the nine-month comparison include a pretax gain of $4.1 million ($2.6 million after tax) or $.35 related to the early extinguishment of debt that occurred in the first quarter of 2016.

“Over the last month of the quarter, we completed a series of transactions to prepay $100 million of high-cost borrowings and reposition our investment securities portfolio to increase net interest margin,” says Lloyd C. Hillard, Jr., President and Chief Executive Officer of the Company. “Since the transactions occurred late in the quarter, the impact on our margin and certain other financial metrics for the current quarter is minimal. The impact of these transactions will be more apparent once a full quarter has passed.”

“We continue to make progress reducing the level of our nonperforming assets, which decreased $1.6 million or 3.4% during the quarter,” Mr. Hillard continues. “Excluding performing restructured loans, our ratio of nonperforming assets to total assets remains unchanged at 1.3% due to a smaller asset base,” Mr. Hillard says. “Although loans declined $6.7 million or 0.7% during the quarter, primarily from two larger-balance early payoffs totaling $11.0 million during the quarter, we remain optimistic about overall loan demand.”

The Company is progressing with its plan to consolidate its four bank subsidiaries and data processing subsidiary into one bank. As a result of the consolidation, the Company expects estimated annualized pre-tax savings of $3.0 million to $3.5 million once the merger is completed. This estimate consists primarily of reductions to salaries and employee benefits. The Company expects the merger to be completed on February 20, 2017, subject to approval by the Federal Reserve Bank of St. Louis, which has not yet been received.

A summary of nonperforming assets follows for the periods indicated.

(In thousands)	September 30, 2016	June 30, 2016	March 31, 2016	December 31, 2015	September 30, 2015
Nonaccrual loans	$6,779	$6,397	$7,540	$8,380	$8,201
Loans 90 days or more past due and still accruing	-	2	-	-	-
Restructured loans	23,079	23,444	23,687	23,831	24,155
Total nonperforming loans	29,858	29,843	31,227	32,211	32,356

Other real estate owned	15,336	16,933	20,998	21,843	22,868
Other foreclosed assets	-	-	-	-	-
Total nonperforming assets	$45,194	$46,776	$52,225	$54,054	$55,224

Farmers Capital Bank Corporation   *   Page 1 of 8

	September 30, 2016	June 30, 2016	March 31, 2016	December 31, 2015	September 30, 2015
Ratio of total nonperforming loans to total loans	3.1%	3.1%	3.2%	3.4%	3.5%
Impact of restructured loans	(2.4)	(2.4)	(2.4)	(2.5)	(2.6)
Ratio, excluding restructured loans	0.7%	0.7%	0.8%	0.9%	0.9%

Ratio of total nonperforming assets to total assets	2.7%	2.7%	2.9%	3.0%	3.1%
Impact of restructured loans	(1.4)	(1.4)	(1.3)	(1.3)	(1.3)
Ratio, excluding restructured loans	1.3%	1.3%	1.6%	1.7%	1.8%

Activity during the current quarter for nonaccrual loans, restructured loans, and other real estate owned follows:

(In thousands)	Nonaccrual Loans	Restructured Loans	Other Real Estate Owned
Balance at June 30, 2016	$6,397	$23,444	$16,933
Additions	1,560	-	-
Principal paydowns	(842)	(365)	-
Transfers to other real estate owned and other changes, net	(211)	-	316
Charge-offs/write-downs	(125)	-	(599)
Proceeds from sales	-	-	(1,469)
Net gain on sales	-	-	155
Balance at September 30, 2016	$6,779	$23,079	$15,336

Total nonperforming loans are relatively unchanged from the prior quarter. Nonaccrual loans edged up $382 thousand or 6.0% driven by one credit relationship secured by multifamily residential real estate. The decrease in other real estate owned was driven mainly by sales activity and, to a lesser degree, impairment charges to adjust carrying amounts to their estimated fair value less cost to sell. Property sales for the quarter include one commercial real estate property sold for $1.2 million with a related gain of $182 thousand. Since acquiring this property in 2014, the Company has recorded total impairment charges of $119 thousand related to this property. Impairment charges in the current quarter include $267 thousand related to a commercial real estate property written down to its estimated fair value less cost to sell and $124 thousand related to a residential real estate development property as a result of entering into a sales contract during the quarter.

The allowance for loan losses was $9.1 million or 0.96% of loans outstanding at September 30, 2016. At June 30, 2016 and December 31, 2015, the allowance for loan losses was $9.5 million or 0.99% and $10.3 million or 1.08% of loans outstanding, respectively. Net loan charge-offs were $149 thousand in the current three months compared with $187 thousand in the linked quarter. Net loan charge-offs as a percentage of outstanding loans were 0.02% for both the current and linked quarters. Loans were $951 million at quarter-end, a decrease of $6.7 million or 0.7% compared with $957 million for the linked quarter.

Third Quarter 2016 Compared to Second Quarter 2016

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Net income was $4.3 million or $.58 per common share for the third quarter of 2016, an increase of $768 thousand or $.11 per common share compared to the linked quarter. The increase in net income was driven by higher noninterest income of $5.3 million, partially offset by a $4.0 million increase in noninterest expense. Net interest income declined $188 thousand, and the credit to the provision for loan losses increased $34 thousand.

●

The $188 thousand or 1.4% decrease in net interest income was driven by lower interest income of $354 thousand or 2.4%, partially offset by lower interest expense of $166 thousand or 8.4%. Interest income on loans and investment securities declined $122 thousand or 1.0% and $246 thousand or 8.1%, respectively. Interest expense on deposits and borrowed funds decreased $21 thousand or 3.5% and $145 thousand or 10.5%, respectively.

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The decline in interest income on investment securities and interest expense on borrowed funds is primarily a result of lower outstanding balances of investment securities and long-term borrowings. As part of the balance sheet deleveraging transaction during September 2016, the Company used excess cash and proceeds from the sale of investment securities to fund the early repayment of $100 million of high fixed-rate borrowings.

Farmers Capital Bank Corporation   *   Page 2 of 8

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Net interest margin was 3.23% for the current quarter, a decrease of five basis points from 3.28% in the linked quarter. Net interest spread was 3.07% and 3.11% in the current and linked quarters, respectively. Overall cost of funds decreased five basis point to 0.60%.

●

The Company recorded a credit to the provision for loan losses of $190 thousand and $156 thousand for the current and linked quarters, respectively. Overall credit quality metrics continued to trend positive. Restructured loans, watch list loans, and loans graded as substandard each declined during the quarter. While impaired loans were up $97 thousand or 0.2%, the specific reserve on total impaired loans declined $292 thousand. This is due to the characteristics of the individual loans that are classified as impaired. Historical loss rates continued a trend of improvement as lower recent charge-off activity has replaced higher levels that had been included in the early part of the Company’s look-back period used in its allowance for loan losses methodology.

●

While historical loss rates may continue improving in the near term due to elevated charge-offs falling out of the look-back period, this improvement may not necessarily correlate to a lower provision for loan losses. Other qualitative factors, such as changes in loan volume, the overall makeup of the portfolio, economic conditions, and other risk factors applied to historical loss rates may offset to some degree the impact of a decrease to the historical loss rates.

●

Noninterest income was $10.8 million for the current quarter, up $5.3 million or 95.1% in the comparison. The increase in noninterest income is mainly attributed to $3.8 million net gains on the sale of investment securities related to the balance sheet deleveraging transaction discussed above. Noninterest income in the current quarter also includes a $1.35 million payment received from a final litigation settlement.

●

Income from service charges and fees on deposits increased $119 thousand or 6.2% primarily due to higher overdraft fees and service charges of $79 thousand or 8.3% and $44 thousand or 22.6%, respectively. During the linked quarter, the Company standardized and reduced the number of its deposit account product offerings throughout the corporation. This contributed to an overall increase in service charges. The Company anticipates that service charges on deposits will increase incrementally in the short term; however, it cannot quantify with precision the impact of this change on customer behavior and related deposit balances and fee income.

●

Noninterest expenses were $17.9 million, an increase of $4.0 million or 28.8% compared to the linked quarter. The increase was mainly due to a $3.8 million loss related to the early repayment of $100 million high fixed-rate borrowings as part of the balance sheet deleveraging transaction discussed above. The loss was completely offset by the net gain on the sale of investment securities mentioned in the noninterest income paragraph above.

●

Other significant components impacting noninterest expense include higher salaries and employee benefits of $155 thousand or 2.0%, and lower data processing and communication expense of $200 thousand or 15.6%. The increase in salaries and employee benefits was driven by higher employee benefits of $177 thousand or 13.6%, mostly due to higher claims activity related to the Company’s self-funded health insurance plan. The decrease in data processing and communications expense was mainly driven by an accrual adjustment during the linked quarter of $137 thousand related to a change in card vendor and higher expenses in the linked quarter related to the standardization of deposit account products.

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Income tax expense was $1.6 million for the current quarter, an increase of $325 thousand from the prior quarter. The effective income tax rates were 26.5% and 25.8% for the current and linked quarter, respectively. The increase in the effective income tax rate is mainly attributed to higher pretax income and a higher mix of taxable versus tax-exempt sources of revenue.

Third Quarter 2016 Compared to Third Quarter 2015

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Net income was $4.3 million for the third quarter of 2016, an increase of $492 thousand or $.07 per common share compared to the third quarter of 2015. The increase in net income was driven by higher noninterest income of $5.1 million, partially offset by a $3.6 million increase in noninterest expense. Net interest income and the credit to the provision for loan losses each declined $155 thousand and $708 thousand, respectively.

●

The $155 thousand or 1.2% decrease in net interest income was driven by lower interest income of $504 thousand or 3.3%, partially offset by a decrease in interest expense of $349 thousand or 16.2%. Interest income on loans and investment securities decreased $205 thousand or 1.7% and $380 thousand or 12.0%, respectively. Interest expense on deposits and borrowed funds decreased $147 thousand or 20.3% and $202 thousand or 14.1%, respectively.

Farmers Capital Bank Corporation   *   Page 3 of 8

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Net interest margin was 3.23% for the current quarter, down two basis points compared with 3.25% a year earlier. Net interest spread was 3.07% and 3.09% in the current and year-ago quarters, respectively. Overall cost of funds decreased eight basis points to 0.60%.

●

The Company recorded a credit to the provision for loan losses of $190 thousand and $898 thousand for the current and year-ago quarters, respectively. The credit to the provision reflects the overall improvements in credit quality indicators of the loan portfolio. Watch list and substandard loans have each declined from a year ago. Nonaccrual loans and restructured loans decreased $1.4 million or 17.3% and $1.1 million or 4.5%, respectively. The lower credit to the provision relates to a combination of various qualitative factors used in the Company’s allowance methodology.

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Noninterest income was $10.8 million for the current quarter, up $5.1 million or 89.3% compared to a year ago. The increase was driven by net gains on the sale of investment securities of $3.8 million related to the balance sheet deleveraging transaction discussed above and a $1.35 million payment received related to a litigation settlement for which the Company expects to receive no additional payments. Allotment processing fees decreased $256 thousand or 24.0% related to lower processing volume.

●

Noninterest expenses were $17.9 million, an increase of $3.6 million or 25.3% in the comparison. The increase was primarily the result of the $3.8 million loss related to the early extinguishment of debt in the current quarter as discussed above, and, to a lesser extent, higher expenses related to repossessed real estate of $192 thousand or 73.3%. The increase in repossessed real estate expenses was driven by higher impairment charges of $570 thousand. The current quarter includes a net gain on sales of repossessed real estate of $155 thousand compared to a net loss of $138 thousand in the year-ago quarter.

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The most significant components of noninterest expenses to decrease include legal expenses of $191 thousand or 65.4%, deposit insurance expense of $170 thousand or 42.8%, and amortization of intangible assets of $112 thousand or 100%. The decrease in legal fees relates mainly to previously identified problem loan activity in the normal course of business. The reduction in deposit insurance expense is due to further improvement in the risk ratings at the Company’s subsidiary banks, which is used in the determination of the amount payable. Amortization of intangible assets declined as a result of being fully amortized at year-end 2015.

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Income tax expense was $1.6 million, an increase of $121 thousand compared to $1.4 million for the third quarter of 2015. The effective income tax rates were 26.5% and 27.3% for the current and year-ago quarters, respectively.

Nine-month Comparison

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Net income was $14.1 million for the first nine months of 2016, an increase of $2.7 million or 23.2% compared to the first nine months of 2015. On a per common share basis, net income was $1.87, up $.40 or 27.2%. The increase in net income is primarily attributed to higher noninterest income of $9.2 million or 55.3%, which includes the pretax gain of $4.1 million related to the early extinguishment of debt during the first quarter. This was partially offset by higher noninterest expense of $2.9 million or 6.7%, and a lower credit to the provision for loan losses of $1.9 million. Per common share net income was positively impacted by the Company’s redemption of its outstanding preferred shares, which decreased preferred dividends by $395 thousand in the comparison.

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Net interest income is down $446 thousand or 1.1%, driven by a decline in interest income of $1.1 million or 2.5%, partially offset by a decrease in interest expense of $696 thousand or 10.7%. Interest income on loans and investment securities declined $366 thousand or 1.0% and $965 thousand or 9.7%, respectively. Interest expense on deposits and borrowed funds decreased $460 thousand or 20.1% and $236 thousand or 5.6%, respectively.

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Net interest margin was 3.29% for the first nine months of 2016, a decrease of one basis point compared 3.30% to a year earlier. Net interest spread was 3.13% and 3.15% in the current and prior year periods. Overall cost of funds decreased five basis points to 0.63%. Net interest margin and spread for the current nine months includes the collection of $236 thousand of interest on the nonaccrual commercial real estate loan that fully paid off during the first quarter of 2016. The prior-year includes $482 thousand of accretion related to a loan purchased at a discount during the first quarter of 2015. Accretion was recognized over the contractual life of the purchased loan, which ended in June 2015.

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The Company recorded a credit to the provision for loan losses of $819 thousand and $2.7 million for the current nine months and year ago periods. The credit to the provision in the current period reflects continued improvement in credit quality indicators of the loan portfolio. Nonperforming loans, watch list loans, and loans graded as substandard have each declined in the comparison. Historical loss rates have also improved as a result of lower recent charge-off activity.

Farmers Capital Bank Corporation   *   Page 4 of 8

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Noninterest income was $25.8 million for the current period, up $9.2 million or 55.3%. The increase in noninterest income relates mainly to the $4.1 million gain on the early extinguishment of debt and higher net gains on the sale of investment securities of $3.8 million related to the balance sheet deleveraging transaction discussed above. Noninterest income in the current nine months also includes $1.45 million of payments received related to a litigation settlement. These were partially offset by lower allotment processing fees of $854 thousand or 25.4% due to lower processing volume.

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Other significant components of noninterest income to increase include trust income of $213 thousand or 11.7% due to higher managed assets values and rate structure changes. Service charges and fees on deposits were up $206 thousand or 3.7%, driven by higher service charges of $210 thousand or 61.0%, higher dormant account fees of $182 thousand or 10.3%, partially offset by lower overdraft fees of $173 thousand or 5.5%. Net gains on the sale of mortgage loans increased $137 thousand or 24.6% mainly related to higher sales volume of $5.6 million or 26.4%. Nondeposit service charges, commissions, and fees are up $117 thousand or 2.9%, primarily due to higher interchange fees of $110 thousand or 4.8%.

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Noninterest expenses were $46.2 million, up $2.9 million or 6.7% in the comparison. The increase was led by the $3.8 million loss related to the early extinguishment of debt discussed above. Also contributing to the increase were higher expenses related to repossessed real estate of $433 thousand or 41.9%, driven by higher impairment charges of $736 thousand. The current year includes a net gain on the sales of repossessed real estate of $30 thousand compared to a net loss of $129 thousand for the prior year period, while operating and maintenance costs declined $144 thousand. Data processing and communications expense increased $239 thousand or 7.4%, mainly due to expenses related to a change in card vendor of $137 thousand and adding the use of a third party for statement processing. Equipment expense is up $170 thousand or 8.9%, driven by integration related costs associated with the announced merger of our banking subsidiaries.

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The most significant components of noninterest expenses to decrease include salaries and employee benefits and deposit insurance expense of $502 thousand or 2.1%, and $396 thousand or 33.0%, respectively. Employee benefits decreased $694 thousand or 14.3%, driven mainly by lower claims activity related to the Company’s self-funded health insurance plan and lower actuary-determined postretirement benefit expense. The reduction in deposit insurance expense is mainly due to the improved risk ratings related to the financial condition at the Company’s subsidiary banks. Amortization of intangible assets declined $337 thousand or 100% as a result of being fully amortized at year-end 2015. Legal expenses declined $323 thousand or 46.6% mainly due to fees related to a legal settlement during the first quarter of 2015.

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Income tax expense was $5.5 million for the current nine months, an increase of $1.3 million or 30.8% compared to $4.2 million for 2015. The effective income tax rates were 28.2% and 27.0% for the current and year-ago periods, respectively. The increase in the effective income tax rate is mainly attributed to higher pretax income, made up by a higher mix of taxable versus tax-exempt sources of revenue that was impacted by the $4.1 million pretax gain on extinguishment of debt and the litigation settlement payments received of $1.45 million.

Balance Sheet

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Total assets were $1.7 billion at September 30, 2016, a decrease of $96.5 million or 5.5% from June 30, 2016. Cash and cash equivalents increased $15.6 million or 13.9%. Investment securities and loans are down $106 million or 18.2% and $6.7 million or 0.7%, respectively. Other real estate owned decreased $1.6 million during the quarter.

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The increase in cash and cash equivalents and decrease in investment securities is a result of the Company’s series of transactions to deleverage and reposition the balance sheet during the quarter. The Company used a mixture of excess cash and proceeds from the sale of investment securities to fund the early repayment of $100 million of high fixed-rate borrowings. At September 30, 2016, the Company’s strategy to reposition the investment securities portfolio by replacing certain lower yielding short-term investments with a more normalized strategy and maturity periods had yet to be completed, resulting in higher cash and cash equivalents.

●	The decrease in loans was driven by the early payoff of two larger-balance commercial real estate loans totaling $11.0 million in the aggregate.

Farmers Capital Bank Corporation   *   Page 5 of 8

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The allowance for loan losses was $9.1 million or 0.96% of loans outstanding at September 30, 2016 compared with $9.5 million or 0.99% at June 30, 2016. Net loan charge-offs were $149 thousand for the current quarter compared with $187 thousand for the linked quarter. Net loans charged off during the quarter were 0.02% of outstanding loans.

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The decrease in the allowance for loan losses was the result of a combination of net charge-offs of $149 thousand and a credit to the provision for loan losses of $190 thousand. The credit to the provision for loan losses reflects further improvement to historical loss rates and overall credit quality indicators of the loan portfolio. While historical loss rates may continue improving in the near term due to elevated charge-offs falling out of the look-back period, this improvement may not necessarily correlate to a lower provision for loan losses. Other qualitative factors, such as changes in loan volume, the overall makeup of the portfolio, economic conditions, and other risk factors applied to historical loss rates may offset to some degree the impact of decreases to the historical loss rates.

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Total nonperforming assets were $45.2 million, a decrease of $1.6 million or 3.4% for the third quarter. Total nonperforming loans were unchanged for the quarter at $29.9 million. Performing restructured loans decreased $365 thousand or 1.6%, while nonaccrual loans edged up $382 thousand or 6.0%. The ratio of nonperforming loans to loans outstanding is 3.1%, unchanged from the prior quarter. Performing restructured loans make up 77.3% of nonperforming loans.

●

Other real estate owned was $15.3 million at quarter-end, a decrease of $1.6 million or 9.4% driven mainly by sales activity and impairment charges to adjust carrying amounts to their estimated fair value less cost to sell. Sales for the quarter include one larger-balance commercial real estate property with a carrying value of $1.0 million and related net gain of $182 thousand.

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Total deposits were $1.4 billion at quarter-end, a decrease of $2.5 million or 0.2% in the linked quarter comparison. Noninterest bearing deposits increased $10.4 million or 3.3%. Interest bearing deposits decreased $13.0 million or 1.3%. The decrease in interest bearing deposits was mainly driven by a strategy to lower overall cost of funds by allowing higher-rate time deposits to roll off or reprice to other lower rate deposit products.

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Short-term borrowings were $37.4 million, up $5.8 million or 18.4% attributed to fluctuations in short-term repurchase agreements entered into with commercial depositors during the normal course of business. Long-term borrowings were $53.5 million, down $100 million or 65.2% from $154 million at June 30, 2016. During the current quarter, the Company prepaid $100 million of high fixed-rate borrowings as part of a strategy to improve its overall financial position.

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Shareholders’ equity was $189 million, a decrease of $102 thousand or 0.1% for the quarter. The decrease was due primarily to a decline in accumulated other comprehensive income of $4.0 million and dividends declared on common stock of $525 thousand, partially offset by net income of $4.3 million. Accumulated other comprehensive income was down primarily due to the sale of investment securities as part of the balance sheet deleveraging transaction during the quarter, which resulted in realized net gains and a related decrease in unrealized gain.

●

On a consolidated basis, the Company’s regulatory capital levels remain in excess of “well-capitalized” as defined by bank regulators. Likewise, the regulatory capital for each of the Company’s subsidiary banks exceeds “well-capitalized.”

Farmers Capital Bank Corporation is a bank holding company headquartered in Frankfort, Kentucky. The Company operates 34 banking locations in 21 communities throughout Central and Northern Kentucky, a data processing company, and an insurance company. Its stock is publicly traded on the NASDAQ Stock Market LLC exchange in the Global Select Market tier under the symbol: FFKT.

Farmers Capital Bank Corporation   *   Page 6 of 8

This press release contains forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995 that are based upon current expectations, but are subject to certain risks and uncertainties that may cause actual results to differ materially. Among the risks and uncertainties that could cause actual results to differ materially are economic conditions generally and in the subject market areas, overall loan demand, increased competition in the financial services industry which could negatively impact the ability of the subject entities to increase total earning assets, retention of key personnel, and the capability of the Company to successfully enter into, close, and realize the benefits of anticipated transactions. Actions by the Federal Reserve Board and changes in interest rates, loan prepayments by, and the financial health of, borrowers, and other factors described in the reports filed by the Company with the Securities and Exchange Commission (“SEC”) could also impact current expectations. For more information about these factors please see the Company’s Annual Report on Form 10-K on file with the SEC. All of these factors should be carefully reviewed, and readers should not place undue reliance on these forward-looking statements.

These forward-looking statements were based on information, plans and estimates at the date of this press release, and the Company does not promise to update any forward-looking statements to reflect changes in underlying assumptions or factors, new information, future events or other changes.

Farmers Capital Bank Corporation   *   Page 7 of 8

Consolidated Financial Highlights-Unaudited

(In thousands, except per share data)
	Three Months Ended			Nine Months Ended
	September 30, 2016	June 30, 2016	September 30, 2015	September 30, 2016	September 30, 2015
Interest income	$14,619	$14,973	$15,123	$44,922	$46,064
Interest expense	1,809	1,975	2,158	5,827	6,523
Net interest income	12,810	12,998	12,965	39,095	39,541
Provision for loan losses	(190)	(156)	(898)	(819)	(2,707)
Net interest income after provision for loan losses	13,000	13,154	13,863	39,914	42,248
Noninterest income	10,772	5,521	5,689	25,835	16,638
Noninterest expenses	17,888	13,884	14,281	46,179	43,265
Income before income tax expense	5,884	4,791	5,271	19,570	15,621
Income tax expense	1,560	1,235	1,439	5,510	4,213
Net income	$4,324	$3,556	$3,832	$14,060	$11,408

Net income	$4,324	$3,556	$3,832	$14,060	$11,408
Less preferred stock dividends	-	-	-	-	395
Net income available to common shareholders	$4,324	$3,556	$3,832	$14,060	$11,013

Basic and diluted net income per common share	$.58	$.47	$.51	$1.87	$1.47
Cash dividends declared per common share	.07	.07	-	.21	-

Averages
Loans, net of unearned interest	$948,734	$958,542	$936,988	$955,417	$930,775
Total assets	1,753,761	1,766,963	1,766,526	1,761,777	1,787,648
Deposits	1,362,241	1,367,451	1,368,246	1,364,209	1,388,703
Shareholders’ equity	189,573	185,096	169,931	185,262	174,025

Weighted average common shares outstanding – basic and diluted	7,505	7,502	7,495	7,503	7,492

Return on average assets	.98%	.81%	.86%	1.07%	.85%
Return on average equity	9.07%	7.73%	8.95%	10.14%	8.76%

	September 30, 2016	June 30, 2016	December 31, 2015
Cash and cash equivalents	$127,575	$112,011	$120,493
Investment securities	477,991	584,032	585,813
Loans, net of allowance of $9,146, $9,485 and $10,315	941,570	947,941	948,960
Other assets	111,357	110,999	120,684
Total assets	$1,658,493	$1,754,983	$1,775,950

Deposits	$1,350,931	$1,353,445	$1,368,994
Federal funds purchased and other short-term borrowings	37,407	31,581	34,353
Other borrowings	53,474	153,512	169,250
Other liabilities	27,957	27,619	27,655
Total liabilities	1,469,769	1,566,157	1,600,252

Shareholders’ equity	188,724	188,826	175,698
Total liabilities and shareholders’ equity	$1,658,493	$1,754,983	$1,775,950

End of period tangible book value per common share[1]	$25.14	$25.16	$23.43
End of period per common share closing price	29.64	27.35	27.11

1Represents total common equity less intangible assets divided by the number of common shares outstanding at the end of the period.

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